Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 3, 2010 relating to the consolidated financial statements and financial statement schedule of Tower Automotive, LLC. and subsidiaries (the “Company”), as of and for the years ended December 31, 2009 and 2008 and for the five-month period ended December 31, 2007 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the application of the purchase accounting method to account for the acquisition of Tower Automotive, Inc. and the change in the measurement date of the defined benefit plan assets and liabilities to coincide with the Company’s year end), and of Tower Automotive Inc., d/b/a TA Delaware for the seven-month period ended July 31, 2007 appearing in the Registration Statement No. 333-165200 on Form S-1. We also consent to the reference to us under the heading “Experts” in the prospectus incorporated by reference into this Registration Statement.

/s/ Deloitte & Touche LLP

Detroit, Michigan

October 13, 2010